U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Williams                             Terry                    L.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o AirNet Communications Corporation
3950 Dow Road
--------------------------------------------------------------------------------
                                    (Street)


Melbourne                             FL                    32934
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)


September 6, 2001
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol


AirNet Communications Corporation (ANCC)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


        Chief Technical Officer
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                              55,177                       D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock Option
(right to buy)            Immed.    04/15/07         Common Stock            69              $3.3190            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    09/22/06         Common Stock             1              $0.0660            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    07/01/07         Common Stock             1              $0.0660            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    04/15/07         Common Stock           489              $0.0660            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    09/22/06         Common Stock            39              $1.3280            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    09/22/06         Common Stock           275              $1.3280            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    09/30/06         Common Stock           136              $1.3280            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    09/30/06         Common Stock           962              $1.3280            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    07/01/07         Common Stock            96              $1.3280            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    07/01/07         Common Stock           679              $1.3280            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    04/05/04         Common Stock             7              $1.3280            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    04/15/07         Common Stock           138              $1.3280            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            Immed.    04/15/07         Common Stock           977              $1.3280            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            (1)       02/15/09         Common Stock         7,533              $2.3900            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            (2)       08/31/09         Common Stock         3,767              $8.6290            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)            (3)       01/09/11         Common Stock        10,000              $4.7500            D
====================================================================================================================================

Explanation of Responses:

(1) The option vests in four equal annual installments beginnining February 16, 2000.

(2) The option vests in four equal annual installments beginning September 1, 2000.

(3) The option vests in four equal annual installments beginning January 10, 2002.


/s/ Terry L. Williams                                       September 14, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Terry L. Williams

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                                                                          Page 2